Exhibit 99.1

First National Lincoln Corporation Declares Dividend

DAMARISCOTTA, Maine--(BUSINESS WIRE) – June 19, 2006 -- The Board of Directors of First National Lincoln Corporation (NASDAQ NM: FNLC), declared a quarterly dividend of 15.0 cents per share on June 15, 2006. This second-quarter dividend, which is payable July 31, 2006, to shareholders of record as of July 7, 2006, represents an increase of 15.4% or 2.0 cents per share over the second-quarter dividend of 13.0 cents per share declared in 2005.

"The Company has raised its regular cash dividend for 13 consecutive years," noted Daniel R. Daigneault, FNLC's President & Chief Executive Officer. "The quarterly dividend of 15.0 cents per share translates into an annual dividend of 60.0 cents per share, and based on the July 15th closing price of $16.99 per share, results in a current dividend yield of 3.53%.

"The current flat yield curve challenges the net interest margin for most banks in Maine as well as in the United States," President Daigneault went on. "I am pleased we have been able to maintain an excellent dividend payout ratio and dividend yield despite this economic environment – higher than that of many other companies. Given these factors, I continue to view First National Lincoln Corporation as an attractive investment alternative."

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the bank holding company for The First, N.A. and First Advisors. The First is an independent community bank serving Midcoast and Downeast Maine with fourteen offices in Lincoln, Knox, Hancock and Washington Counties that provide consumer and commercial banking products and services. First Advisors provides investment advisory and trust services from four offices in Damariscotta, Bar Harbor, Boothbay Harbor and Brunswick, Maine.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.

For additional information contact F. Stephen Ward, Executive Vice President & Chief Financial Officer, at 207.563.3272.